Claude Monet

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One of the most famous painters in the history of art and a leading figure in the Impressionist movement.



WHY WE LIKE THIS PAINTING

Masterworks is offering shares representing 'Coup de Vent' for $6,863,500, at a significant discount from the pre-auction appraisal of $8.5 million.

Claude Monet, the father of Impressionism, is widely acknowledged to be one of the most important innovators in the history of Western art. Since 2013, Monet has consistently ranked as one of the ten best selling artists, with over one hundred years of auction history to solidify his position as one of the greatest artists of all time. In 2018, his sales at auction came second only to Pablo Picasso and exceeded those of Zao Wou-Ki, Jean-Michel Basquiat, and Andy Warhol. In Masterworks' research, Monet's work exhibited relatively predictable returns with low volatility: across 75 purchase and sale records (epresenting all auction sales for paintings that sold two or more times from 1950–present), the average return was 7.6% annually, with a standard deviation of 6.7%*.

In *Coup de Vent* Claude Monet depicted the Norman coast, swept by a gust of wind in his signature Impressionist style. The work is one of only four remaining from that trip to Normandy, with the other three sitting in museum collections. In addition to factors directly affecting supply and demand in the Monet market, we believe this work exhibits several key characteristics which positively affect its appeal for collectors. Monet is best known for his landscapes and garden scenes, with his most expensive work, *Meules*, 1890, selling for $110.7 million in May 2019. Additionally, 1881 was an important year for Monet, and his portrait of Alice Hoschedé au jardin sold for $33.8 million in 2014, making it the 15th most expensive painting ever sold by the artist.

* Represents the gross sale price realized, minus the purchase price paid, divided by the number of years between purchase and sale. See Important Disclosure.

Deal Terms

THE PAINTING

Coup de Vent

As evidenced by the artist's signature and date on the lower right corner of the canvas, *Coup de Vent*, or Gust of Wind, is one of four known oil paintings completed by Claude Monet on one particular trip to Normandy in the late summer to early fall of 1881. The work, which carried a pre-sale estimate of £5,000,000–£7,000,000 (roughly $6,800,000–$9,500,000) at Christie's June 20 auction in London depicts a coastal landscape as it is swept by heavy winds. Though it has been lined for support, the painting, which measures 81.4cm by 65.5cm (32 ⅛ inches by 25 ⅛ inches), remains on its original stretcher and carries a Durand-Ruel inventory stamp as evidence of its provenance. As Monet's primary dealer, Durand-Ruel brokered the sale of many important works, including *Coup de Vent*.



Coup de Vent
1881

Signed and dated "81 Claude Monet" (lower right), oil on canvas, 32 ⅛ × 25 ⅝ in. (81.4 × 65.5 cm.), Painted in Normandy in late August–early September 1881

HISTORICAL PERFORMANCE OF SIMILAR WORKS

9.27%

Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance. See Important Disclosures.

All information for an index prior to its launch date is back-tested, based on the methodology that was in effect on the launch date. Back-tested performance, which is hypothetical and not actual performance, is subject to inherent limitations because it reflects application of an index methodology and selection of index constituents in hindsight. No theoretical approach can take into account all of the factors in the markets in general and the impact of decisions that might have been made during the actual operation of an index. Actual returns may differ from, and be lower than, back-tested returns.

Includes works painted between 1875 and 1882 and excludes works that feature city life, technological innovation, portraits, individuals or figures, restaurants, cafes, entertainment, recreation, winter, still-life, gardens, evening or night-time scenes, especially in a muted palette, which we believe are not representative of the Painting.

APPRAISED VALUE

$8,500,000

Immediately prior to purchase, the painting was appraised for $8,500,000 by a third-party appraisal firm.

AMOUNT WE ARE RAISING

$6,863,500

SEC FILING

Offering Statement

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings



$8.0M
$6.7M
$5.0M
$3.3M
$1.7M
0
1993
1996
1999
2001
2004
2007
2010
2013
2016
Coup de Vent
Similar Paintings

Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance.

Sale Price	**$4,892,226**



Le Chemin Creux

Auction House	Christie's
Date	Jun 27, 2017
Year Created	1882
Sold For	**$7,232,598**



Coup de Vent

Auction House	Christie's
Date	Jun 20, 2018
Years Created	1881
Sale Price	**$6,239,556**



Includes works painted between 1875 and 1882 and excludes works that feature city life, technological innovation, portraits, individuals or figures, restaurants, cafes, entertainment, recreation, winter, still-life, gardens, evening or night-time scenes, especially in a muted palette, which we believe are not representative of the Painting.

Biography

Claude Monet was born in Paris, France, on November 14, 1840. When Monet was five years old, the family moved to Le Havre on the Norman coast, and the painter spent his formative years by the sea, a subject he would return to many times throughout his life. Following a brief service in the French military, which took the artist to Algeria, Monet returned to France and resumed his artistic education in Paris. In the 19th century, the advent of transportable tube paint and a lightweight box easel enabled artists to work primarily outdoors rather than in the studio, and for Monet, painting en plein air became a lifelong pursuit. It was around this time that Monet started to paint using small brushstrokes of unmixed and complementary colors, all but eliminating black from his palette.

The outbreak of the Franco-Prussian war in 1870, provoked Monet to take refuge in London and subsequently, the Netherlands. Though Monet returned to France after the war, he visited Amsterdam once more in 1874. That same year, Monet became a founding member of the Société Anonyme Coopérative des Artistes and participated in the Impressionist Exhibitions organized by the group until 1886. Like Monet, many of the artists in the Société Anonyme were interested in exploring avant-garde ideas and themes in their work, such as the effects of atmosphere and light on the perception of color and one's surroundings. It is widely accepted that the name of the Impressionist movement came about as a response to Monet's painting Impression, Sunrise, which he had submitted for the inaugural group show.

Monet continued to travel between Paris and the Norman coast to paint contemporary scenes and picturesque landscapes throughout his life. Though he noted in a letter to his dealer, Durand-Ruel, that one particular stay on the coast from late summer to early fall of 1881 was not altogether productive, four known works survive to our day. *Coup de Vent* (Gust of Wind) was one of the paintings completed during this particular sojourn. The three other paintings were acquired for museum collections and include The Hut in Trouville, Low Tide at the Museo Thyssen-Bornemisza, Madrid, Seacoast at Trouville at the Museum of Fine Arts, Boston, and one landscape painting from Sainte-Adresse held in the Ordrupgaard Museum, Copenhagen. Monet's focus on nature persisted in his body of work even after he retired to Giverny around 1883, where he continued to paint until his death in 1926.

2018 AUCTION SALES

$352,310,000

LOTS OFFERED

44

ARTIST RANK

2

Media








Documents

Offering Circular	Official Filing on SEC.gov
Condition Report	Coup de vent Condition Report
Artwork Appraisal	Winston Art Group Appraisal
Provenance	Galerie Durand-Ruel, Paris, by whom acquired directly from the artist, in January 1883. Harris Whittemore, Connecticut, by whom acquired from the above, in March 1891, and thence by descent; his sale, Christie's, New York, 12 November 1985, lot 3. Galaxy Enterprises Ltd., Tokyo, by 1986. Private collection. Acquired from the above through Christie's, London, 20 June 2018, lot 18B by Masterworks.
Further Reading	Christie's Impressionist and Modern Art Evening Sale, London Auction, June 20, 2018 (please note that the information from Phillips is to not be construed as part of our offering materials)

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